Exhibit 99.1

December 6, 2022

CareDx Announces $50 Million Stock Repurchase Program

BRISBANE, Calif.—(BUSINESS WIRE) – CareDx, Inc. (Nasdaq: CDNA) – The Transplant Company™ focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers – today announced that its Board of Directors has authorized a common stock repurchase program of up to $50 million of shares over a period of up to 24 months.

Under the repurchase program, CareDx may purchase shares of common stock on a discretionary basis from time to time through open market repurchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans or through the use of other techniques. The timing and number of shares repurchased, and the price of any repurchases, will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate CareDx to acquire a specified number of shares and may be modified, suspended, or discontinued at any time at CareDx’s discretion.

Repurchases under this program will be funded from CareDx’s existing cash and cash equivalents or future cash flow.

“The opportunity to do share buybacks reflects our confidence in the business, cash position, long-term growth opportunities, and our conviction in the durable value of our shares,” said Reg Seeto, CEO and President of CareDx. “We remain 100 percent focused on driving the next wave of transplant innovation and will continue to invest in research and strategic acquisitions that advance our goals and deliver long-term shareholder value.”

About CareDx – The Transplant Company

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements related to CareDx, Inc., including statements regarding its stock repurchase program and potential repurchases of common stock under the program. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks that CareDx does not repurchase any or all of the shares eligible for repurchase under the stock repurchase program; general economic and market factors; and other risks discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the fiscal year ended

December 31, 2021 filed by CareDx with the SEC on February 24, 2022, the quarterly report on Form 10-Q for the quarter ended March 31, 2022 filed by CareDx with the SEC on May 5, 2022, the quarterly report on Form 10-Q for the quarter ended June 30, 2022 filed by CareDx with the SEC on August 4, 2022, the quarterly report on Form 10-Q for the quarter ended September 30, 2022 filed by CareDx with the SEC on November 3, 2022, and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CareDx, Inc.

Media Relations

Anna Czene

818-731-2203

aczene@caredx.com

Investor Relations

Ian Cooney

(415) 722-4563

investor@CareDx.com